UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 26, 2019

PEBBLEBROOK HOTEL TRUST

(Exact name of registrant as specified in its charter)

Maryland	001-34571	27-1055421
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

7315 Wisconsin Avenue, 1100 West, Bethesda, Maryland		20814
______________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(240) 507-1300

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On April 26, 2019, at the recommendation of the Nominating and Corporate Governance Committee of the Board of Trustees (the “Board”) of Pebblebrook Hotel Trust (the "Company"), the Board increased its size from six to seven trustees and elected Ms. Bonny W. Simi to the Board to serve until the Company’s next annual meeting of shareholders and until her successor is duly elected and qualified. Ms. Simi is expected to serve on the Board’s Compensation Committee and Nominating and Corporate Governance Committee beginning at their quarterly meeting in July 2019.
Ms. Simi is President of JetBlue Technology Ventures, LLC, the venture capital subsidiary of JetBlue Airways Corporation (“JetBlue”), which incubates, invests in and partners with early stage startups at the intersection of technology, travel and hospitality, and Vice President Technology Innovations at JetBlue, positions she has held since January 2016. From September 2011 to January 2016, she was Vice President Talent for JetBlue, overseeing talent acquisition, performance management, succession planning, people analytics and organizational development. She has been employed at JetBlue since 2003, holding operational, leadership and financial roles in Airports, System Operations, Call Center Operations and Flight Operations. Prior to JetBlue, Ms. Simi was an airline pilot at United Airlines, Inc. from 1990 to 2003. Ms. Simi is a three-time Olympic athlete in the sport of luge (1984, 1988 and 1992). She served on the Board of Directors for the United States Olympic Committee from 1984 to 1996 and was a network television commentator in the 1994, 1998 and 2002 Olympics. She has served on the Board of Directors of Red Lion Hotels Corporation (NYSE:RLH) since March 2017 and is currently Chair of its Compensation Committee and member of its Nominating and Corporate Governance Committee. Ms. Simi received a B.A. in Communications from Stanford University, an M.S. in management from the Stanford Graduate School of Business and an M.S. in Management Science and Engineering from the Stanford School of Engineering. She also has an M.S. in Human Resource Management from Regis University. Ms. Simi is a Board Leadership Fellow with the National Association of Corporate Directors and earned a CERT Certificate in Cybersecurity Oversight from the CERT Division of the Software Engineering Institute at Carnegie Mellon University.
In connection with Ms. Simi’s election to the Board, the Company entered into an indemnification agreement with Ms. Simi, substantially in the form of the indemnification agreement the Company has entered into with all of its other trustees and executive officers, which was filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on November 10, 2009 as Exhibit 10.4 to Amendment No. 1 to the Company’s Registration Statement on Form S-11. The indemnification agreement generally provides for the indemnification of and advancement of expenses to a trustee to the maximum extent permitted by Maryland law for claims, suits or proceedings arising out of his or her service to the Company.
Ms. Simi will receive the same fees for her service on the Board as the Company’s other independent trustees, which fees were disclosed in the Company’s proxy statement for its 2018 Annual Meeting of Shareholders, filed with the SEC on April 27, 2018. Annual cash compensation will be pro-rated from the date of Ms. Simi’s election to the Board. In addition, in connection with Ms. Simi becoming a new independent trustee of the Company, the Company awarded her a one-time grant of 2,500 restricted common shares of beneficial interest of the Company, which will vest ratably over three years subject to Ms. Simi’s continued service on the Board. The grant of shares was made pursuant to an agreement substantially in the form of the share award agreement the Company has entered into with all of its other independent trustees, which was previously filed by the Company with the SEC on November 25, 2009 as Exhibit 10.6 to Amendment No. 2 to the Company’s Registration Statement on Form S-11.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEBBLEBROOK HOTEL TRUST

April 29, 2019	By:	/s/ Raymond D. Martz

Name: Raymond D. Martz
Title: Executive Vice President, Chief Financial Officer, Treasurer and Secretary